Exhibit 5.1

By Email	Campbells LLP Floor 4, Willow House, Cricket Square Grand Cayman KY1-9010 Cayman Islands
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Recon Technology, Ltd Room 601, No. 1 Shui’an South Street Chaoyang District, Beijing, 100012 People’s Republic of China	T +1 345 949 2648 F +1 345 949 8613 E aclynes@campbellslegal.com campbellslegal.com
11 June 2025	Our Ref: 11963-27899 Your Ref: Recon Technology, Ltd

Dear Sirs,	CAYMAN | BVI | HONG KONG

Recon Technology, Ltd

We are Cayman Islands counsel for Recon Technology, Ltd, a Cayman Islands exempted company (the “Company”), in connection with the Company’s Registration Statement on Form F-1 originally filed with the U.S. Securities and Exchange Commission in the United States (the “Commission”) on 9 September 2024 (“Registration Statement”), relating to the registration and proposed maximum aggregate offering of up to $20,000,000 of Class A Ordinary Shares of the Company with a nominal or par value of US$0.0001 each (“Shares”) and warrants to purchase Class A Ordinary Shares issuable upon the exercise of Warrants (as defined below). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

In connection with rendering our opinion as set forth below, we have reviewed and examined the following, together with the Documents (as defined below) we consider necessary for the purposes of rendering this opinion:

1	A copy of the Company’s certificate of incorporation issued by the Registrar of Companies on 21 August 2007.

2	Copy of the Fourth Amended and Restated Memorandum of Association and Articles of Association of the Company as adopted by the Company by a special resolution of the shareholders on 29 March 2024 (the “Shareholders Resolution”) and as filed with the Registrar of Companies certified as true by Shenping Yin pursuant to the Directors Certificate (“Constitutional Documents”).

3	A copy of written resolutions of the Directors of the Company dated 28 August 2024 (together with the Shareholders Resolutions, the “Resolutions”).

4	An electronic copy of the Registration Statement.

5	A copy of the Register of Directors of the Company, certified as true by Shenping Yin pursuant to the Director’s Certificate.

6	Copy of a Certificate of a Director of the Company dated 9 June 2025 (the “Director’s Certificate”).

7	A copy of the Certificate of Good Standing of the Company issued by the Registrar of Companies dated 20 May 2025 (“Certificate Date”).

8	The form of registered Ordinary Share Purchase Warrants issued by the Company (the “Warrants”).
9	A Placement Agent Agreement to be entered into by and among the Company and the placement agent, AC Sunshine Securities LLC (the “Placement Agent Agreement”).

The documents set out in paragraphs 1-9 (inclusive) above hereinafter referred to as the “Corporate Documents”. The Registration Statement and the exhibits to the Registration Statement, the Placement Agent Agreement, and the Warrants are referred to as the “Documents”.

The following opinion is given only as to matters of Cayman Islands law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Cayman Islands. We have assumed that there is nothing under any law (other than the laws of the Cayman Islands) that would affect or vary the following opinion. Specifically, we have made no independent investigation of the laws of the United States of America and we offer no opinion in relation thereto. We offer no opinion in relation to any representation or warranty given by any party save as specifically hereinafter set forth. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the Cayman Islands, as they respectively exist at the date hereof.

In giving this opinion we have assumed, without independent verification:

(a)	the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b)	that the copies produced to us of minutes of meetings and/or of resolutions (including the Resolutions) are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all factual statements made in such resolutions, the Director’s Certificate and any other certificates and documents on which we have relied are true and correct (and continue to be true and correct);

(c)	that the statutory registers of directors and officers, members, mortgages and charges and the minute book of the Company are true, complete, accurate and up to date;

(d)	the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Documents and any other documents reviewed by us;

(e)	the Corporate Documents will not be amended in any manner that would affect the opinions set out herein;

(f)	that there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations under the Documents or which materially affect, amend or vary the transactions contemplated by the Registration Statement;

(g)	the Resolutions were duly passed in the manner prescribed in the Company’s memorandum and articles of association (including, without limitation, with respect to the disclosure of interests (if any) by the directors of the Company) and have not been amended, varied or revoked in any respect;

(h)	the shareholders of the Company have not restricted the powers of the directors of the Company in any way;

(i)	the matters as described in the Registration Statement are, or will be, legal, valid, binding on and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands); and

(j)	the Company has received money or money’s worth in consideration for the issuance of the Shares and none of the Shares were issued for less than par value.

Based upon the foregoing and in reliance thereon, it is our opinion that:

(i)	as of the Certificate Date, the Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands; and

(ii)	the Shares as described in the Registration Statement will upon the receipt of full payment, issuance and delivery in accordance with the terms of the offering described in the Registration Statement and the exercise of the Shares underlying the Warrants and registration in the Company’s register of members will be legally issued, fully paid and non-assessable.

The foregoing opinion is subject to the following reservations and qualifications:

1	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Warrant Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

2	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

3	We neither express nor imply any opinion as to any representation or warranty given by the Company in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

4	To maintain the Company in good standing under the laws of the Cayman Islands annual fees must be paid and annual returns made to the Registrar of Companies. The annual fees are payable by the Company and will not affect the non-assessable nature of the Shares.

5	The obligations assumed by the Company as described in the Registration Statement will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors; (b) enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy; (c) some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences; (d) where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; (e) the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands; (f) arrangements that constitute penalties will not be enforceable; (g) enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts; (h) provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process; (i) the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents or securities other than Ordinary Shares in matters where they determine that such proceedings may be tried in a more appropriate forum; (j) we reserve our opinion as to the enforceability of the relevant provisions of the Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and (k) a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (as revised) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed with the Commission and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

Yours faithfully

/s/ Campbells LLP

Campbells LLP